Exhibit 99.1
PRESS RELEASE
Full Year 2018 Results
FY 2018 outlook achieved: rebased Adjusted EBITDA +8% yoy to €1,324.1 million (Q4 2018: +11% yoy) due to accelerated MVNO-related synergies and tight cost control. Net profit of €252.2 million.
Delivering on our ambitious 2015-2018 plan, having achieved an Adjusted EBITDA CAGR of just over 6% on a rebased basis, representing the mid-point of our medium-term outlook.
Committed to deliver a 6.5-8.0% rebased Operating Free Cash Flow CAGR(a) over the 2018- 2021 period, with top line and Adjusted EBITDA declines in 2019 from certain challenges and headwinds.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, February 14, 2019 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the year ended December 31, 2018.

HIGHLIGHTS

■	Improved commercial momentum for our quad-play "WIGO" bundles following our new line-up with 21,900 net subscriber additions in Q4 2018 to reach 399,700 "WIGO" subscribers at December 31, 2018.

■
Modest growth in our mobile postpaid subscriber base in Q4 2018 (+8,500 net postpaid subscribers) reflected a removal of 11,000 inactive mobile subscribers and a continued challenging competitive environment.

■
As anticipated, our commercial performance in Q4 2018 continued to be impacted by higher churn in the acquired SFR footprint following our accelerated customer migration strategy, skewing the underlying improving trend.

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FY 2018 revenue of €2,534.8 million (Q4 2018: €642.3 million), +1% yoy and reflecting certain inorganic movements. On a rebased(1) basis, our top line slightly contracted amidst (i) €16.8 million lower handset sales, (ii) continued competitive and regulatory headwinds and (iii) lower usage-related revenue following the success of our flat-fee bundles. These headwinds were largely offset by (i) a substantially larger contribution from our regulated and commercial wholesale businesses, (ii) the favorable impact of the July 2018 price adjustments and (iii) continued growth in the small business segment.

■
Net profit of €252.2 million for FY 2018, driven by the net effect of (i) the increase in Adjusted EBITDA(2), (ii) a €115.2 million non-cash foreign exchange loss on our USD-denominated debt, (iii) a €111.8 million non-cash gain on our derivatives, (iv) a €36.8 million impairment on our Luxembourg cable operations, (v) a €24.6 million loss on the extinguishment of debt, (vi) a €22.7 million reversal of impairment of investments in equity accounted investees and (vii) a €10.5 million gain on the disposal of assets related to a joint venture.

■
Adjusted EBITDA of €1,324.1 million for FY 2018, +9% yoy on a reported basis and +8% yoy on a rebased basis. Our rebased Adjusted EBITDA growth was primarily driven by substantially reduced MVNO-related costs as a result of the accelerated onboarding of our Full MVNO customers and tight cost control. Our Adjusted EBITDA margin improved by 440 basis points yoy on a rebased basis to 52.2%. Adjusted EBITDA of €333.1 million in Q4 2018, up 11% yoy on a rebased basis, resulting in a 570 basis points rebased margin improvement yoy to 51.9%.

■
Accrued capital expenditures(3) of €687.7 million for FY 2018 (Q4 2018: €203.0 million), -6% yoy as 2017 reflected the recognition of the Belgian football broadcasting rights. Our accrued capital expenditures in 2018 were impacted by the extension of the 2G mobile spectrum license. Excluding these impacts, our underlying accrued capital expenditures increased 4% yoy and were slightly below 26% of revenue for FY 2018.

■
Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €1,075.6 million, €466.4 million and €560.1 million, respectively, for FY 2018. Adjusted Free Cash Flow(5) of €421.9 million for FY 2018 versus our FY 2018 outlook of €400.0 to €420.0 million.

■
Having delivered robust financial growth in 2018 on the back of accelerated MVNO-related synergies and tight cost control, we are facing certain challenges and headwinds in 2019 including (i) the full achievement of BASE-related synergies by end-2018, (ii) the loss of the MEDIALAAN MVNO contract, (iii) continued regulatory headwinds and (iv) higher commercial costs to reignite growth in 2020 and 2021. As a result of these headwinds, we anticipate revenue to decline around 2.5% yoy and Adjusted EBITDA(b) to decline by 1-2% yoy on a rebased basis. Excluding the lower contribution from our MVNO business, both our revenue and Adjusted EBITDA performance would have been broadly stable in 2019 on a rebased basis. We expect to achieve robust Operating Free Cash Flow(a) growth of 16-18% in 2019 driven by substantially lower accrued capital expenditures, leading to Adjusted Free Cash Flow(c) between €380.0-400.0 million.

(a) A reconciliation of our Operating Free Cash Flow guidance for 2019, and our Operating Free Cash Flow CAGR for 2018-2021, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted EBITDA guidance for 2019 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(c) A reconciliation of our Adjusted Free Cash Flow guidance for 2019 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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As of and for the year ended December 31,	2018	2017 Restated	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	2,534.8	2,521.1	1%
Operating profit	599.5	440.4	36%
Net profit	252.2	111.5	126%
Net profit margin	9.9%	4.4%

Basic earnings per share	2.22	0.95	134%
Diluted earnings per share	2.22	0.95	134%

Adjusted EBITDA (2)	1,324.1	1,209.9	9%
Adjusted EBITDA margin %	52.2%	48.0%

Accrued capital expenditures (excluding the recognition of football broadcasting rights and mobile spectrum licenses) (3)	654.2	628.6	4%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights and mobile spectrum licenses)	25.8%	24.9%

Operating Free Cash Flow (4)	669.9	581.3	15%

Net cash from operating activities	1,075.6	831.6	29%
Net cash used in investing activities	(466.4)	(841.0)	(45)%
Net cash used in financing activities	(560.1)	(50.7)	1,005%
Adjusted Free Cash Flow (5)	421.9	381.8	11%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	1,939,900	2,031,300	(4)%
Basic video (6)	201,200	244,700	(18)%
Enhanced video (7)	1,738,700	1,786,600	(3)%
Broadband internet (8)	1,657,800	1,674,100	(1)%
Fixed-line telephony (9)	1,256,100	1,302,600	(4)%
Mobile telephony (10)	2,731,000	2,670,600	2%
Postpaid	2,241,600	2,155,400	4%
Prepaid	489,400	515,200	(5)%

Triple-play customers	1,145,800	1,185,200	(3)%
Services per customer relationship (11)	2.29	2.29	—%
ARPU per customer relationship (€ / month) (11) (12)	55.9	54.7	2%

N.M. - Not Meaningful

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:
"2018 was yet another year where we successfully crossed a whole set of important milestones. We already said at our Capital Markets Day in December last year that we were fully on track to check all the boxes of our ambitious 2015-18 plan, and I am proud to confirm we did so effectively. Our rebased Adjusted EBITDA CAGR over the 2015-18 period reached just over 6%, which is around the mid-point of what we guided for back in April 2016 during our previous Capital Markets Day.
In December, we extensively elaborated on the cornerstones of our strategy for the next three years, focusing on four pillars: (i) to lead via superior connectivity and platforms, (ii) accelerate growth in the business market, (iii) leverage our strong brands and amazing customer experience and lastly (iv) transform to digital first, underpinned by simplification. All of this should translate into sustainable profitable growth over the period, underpinned by an attractive shareholder remuneration policy.
We start from a solid base. Our all-in-one converged "WIGO" bundles continued to be successful against a competitive market backdrop, reaching 399,700 subscribers at December 31, 2018. This represented an accelerated net inflow of 21,900 "WIGO" subscribers in the quarter on the back of our improved product line-up. We upgraded our product suite in early December last year, doubling or even tripling the inclusive mobile data allowances. In 2018, we further strengthened our leading position as the preferred provider of first-class high-quality premium entertainment enabled by the most intuitive user-interface. We enriched our portfolio thanks to our exclusive partnership with HBO, now including all top-series, and secured the rights for the UK Premier League for another three years. With the upcoming launch of our brand new set-top box, we are fully ready to harvest the next growth cycle. Our "Play" and "Play More" subscriber base showed accelerated growth in the quarter to 434,300 RGUs, up 9% yoy.
Overall, our operational performance in the fourth quarter was again skewed by the migration of SFR subscribers in our Brussels footprint, resulting in sustained higher churn rates. We expect to see this trend improve in the course of Q1 2019, as sales have improved significantly, driven by the temporary Brussels promotion we launched in the beginning of November last year and as we reduce our install backlog in the region. Excluding the impact of the SFR customer migration, net subscriber trends slightly improved on our Telenet products in the fourth quarter thanks to the attractive fixed-term end-of-year promotions. In mobile, we observed the same competitive intensity, resulting in 8,500 net postpaid subscribers in the quarter and reflecting a clean-up of 11,000 inactive pay-as-you-go SIMs. In early 2019, we introduced a new Kong Unlimited offer and also launched a similar unlimited data proposition on the BASE brand.
2018 was a peak-year in terms of investments with accrued capital expenditures representing around 26% of our revenue, excluding the recognition of the extended 2G mobile spectrum license. As such, we have made great progress on the upgrade of both our fixed and mobile infrastructure, being able to offer 1 gigabit broadband speeds on our fixed network in the course of this year as nearly all nodes are upgraded. We added 413 new build sites last year on top of our existing 2,800 mobile macro-sites, which are all upgraded. I'm very proud that our mobile network is now on par with competition, offering top speeds both up -and down. With all that, I'm convinced that we have all the right levers to achieve our financial goals over the next three-year period."

Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:
"I'm pleased that we managed to translate a modest rebased top line decline into robust rebased Adjusted EBITDA growth and that we were able to deliver on all metrics of our 2018 financial outlook. For the full year 2018, we generated revenue of just over €2.5 billion, representing a modest decline of less than 1% on a rebased basis driven by (i) nearly €17 million lower handset sales, (ii) continued competitive and regulatory headwinds and (iii) lower usage-related revenue following the success of our flat-fee bundles. These headwinds were largely offset by (i) a substantially larger contribution from our regulated and commercial wholesale businesses, (ii) the favorable impact of the July 2018 price adjustments and (iii) continued growth in the small business segment. Through the accelerated onboarding of our Full MVNO customers to our own mobile network and our continued focus on tight cost control, we were able to record a 13% decline in our direct costs on a rebased basis and a 9% decrease in our other indirect costs on a rebased basis in 2018. As a result, we more than doubled our net profit versus last year and achieved over 8% yoy growth in our rebased Adjusted EBITDA to just over €1.3 billion, marking a 440 basis points margin improvement on a rebased basis to just over 52%. Thanks to the strong financial performance in 2018, we were also able to deliver against our ambitious 2015-2018 plan with a rebased Adjusted EBITDA CAGR of just over 6%, which is around the mid-point of what we guided for back in April 2016 during our previous Capital Markets Day. Excluding the recognition of the 2G mobile spectrum license, our accrued capital expenditures were €654 million for the full year, up 4% yoy, and equivalent to around 26% of our revenue for the full year. With Adjusted Free Cash Flow of €422 million for the full year, we were again able to drive healthy Adjusted Free Cash Flow growth through a combination of robust growth in our net cash from operating activities and a €94 million contribution from our vendor financing program.

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At our Capital Markets Day in December last year, we presented our ambition to deliver sustainable profitable growth over the next three years, targeting an Operating Free Cash Flow CAGR(a) of 6.5 to 8.0% over the 2018-2021 period (excluding the recognition of football broadcasting rights and mobile spectrum licenses, and excluding the impact of IFRS 16 on our accrued capital expenditures). This will be underpinned by an attractive shareholder remuneration policy. In absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intend to stay around the 4.0x mid-point of our net total leverage framework through an attractive and sustainable level of shareholder disbursements. At the end of 2018, our net total leverage reached 4.1x, reflecting the extraordinary dividend we paid to shareholders in October last year. On a pro forma basis, reflecting the impact of the new IFRS 16 lease accounting standard, applicable as of early January 2019, our net total leverage would have remained broadly unchanged at 4.1x. Finally, we also continued to make good progress on our €300 million Share Repurchase Program 2018 bis, having repurchased just over 4.4 million shares under this program for an aggregate amount of €199 million at December 31, 2018. We remain committed to fully execute the remainder of this program by the end of June 2019 at the latest and will seek shareholder approval at the end of April for a new 5-year authorization to be able to repurchase up to 20% of our outstanding shares.
As further detailed in our outlook section, we are facing certain challenges and headwinds in 2019, having delivered robust financial growth in 2018 on the back of accelerated MVNO-related synergies and tight cost control. Both our top line and Adjusted EBITDA performance in 2019 will be impacted by (i) the loss of the MEDIALAAN MVNO contract, (ii) continued regulatory headwinds, (iii) full achievement of BASE-related synergies by end-2018 and (iv) higher commercial costs to reignite growth in 2020 and 2021. In 2019, we anticipate our revenue to decline around 2.5% yoy and Adjusted EBITDA(b) to decline by 1-2% yoy on a rebased basis, with improved positive momentum in both 2020 and 2021 as part of our three-year plan. Excluding the lower contribution from our MVNO business, both our revenue and Adjusted EBITDA performance would have been broadly stable in 2019 on a rebased basis. With 2018 having represented the peak in our investment cycle, we envision substantially lower accrued capital expenditures in 2019 (excluding the recognition of football broadcasting rights and mobile spectrum licenses, and excluding the impact of IFRS 16), driving robust Operating Free Cash Flow(a) growth between 16-18% in 2019, leading to Adjusted Free Cash Flow(c) between €380.0-400.0 million.

(a) A reconciliation of our Operating Free Cash Flow guidance for 2019, and our Operating Free Cash Flow CAGR for 2018-2021, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted EBITDA guidance for 2019, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(c) A reconciliation of our Adjusted Free Cash Flow guidance for 2019, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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1    Operational highlights

IMPORTANT REPORTING CHANGES:

Presentation of mobile telephony small and medium-sized ("SME") customers: As of April 1, 2018, mobile telephony SME subscribers are considered to be business customers. Therefore, as of April 1, 2018, they are no longer included in our mobile telephony subscriber count. For comparable reasons, we have restated our Q1 2017, Q2 2017, Q3 2017, Q4 2017 and Q1 2018 mobile telephony subscriber base by taking out 139,100, 137,000, 134,500, 133,200 and 127,300 mobile telephony SME subscribers, respectively.

Representation of cable RGUs: We have represented the December 31, 2017, the March 31, 2018 and the June 30, 2018 RGUs for our video, enhanced video, broadband internet and fixed-line telephony services to correctly reflect the migrations of former SFR Belux subscribers to our Telenet-branded products and services. For comparable reasons, we have restated our Q4 2017, Q1 2018 and Q2 2018 subscriber count.

Representation of "WIGO" subscribers: We have represented the June 30, 2018 and September 30, 2018 "WIGO" subscribers to 358,900 (from 351,100) and 377,800 (from 361,400), respectively. This change did not impact our financial results, neither did it impact our broadband internet, video, fixed-line telephony and mobile telephony RGUs.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At December 31, 2018, we served 2,115,000 unique customer relationships, which represented approximately 63% of the 3,350,700 homes passed by our leading HFC network across our Flemish and Brussels footprint. At December 31, 2018, we provided 4,853,800 fixed services ("RGUs") consisting of 1,939,900 video, 1,657,800 broadband internet and 1,256,100 fixed-line telephony subscriptions. In addition, approximately 90% of our video subscribers had upgraded to our higher ARPU enhanced video platform at December 31, 2018. Enhanced video subscribers enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Yelo Play". At December 31, 2018, we also served 2,731,000 mobile subscribers as compared to 2,670,600 at December 31, 2017. We reached a bundling rate of 2.29 RGUs per unique customer relationship at the end of Q4 2018, which was stable compared to the prior year period. At December 31, 2018, approximately 27% of our cable customers subscribed to a quadruple-play bundle (excluding mobile subscriptions under the BASE brand), an increase of 2 percentage points compared to the same period of last year, indicating continued uptake of our fixed-mobile convergence strategy.

As anticipated and highlighted during our Q3 2018 earnings call, the net subscriber trend for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony in Q4 2018 was again impacted by higher churn in the acquired SFR footprint in Brussels as part of the accelerated customer migration. Excluding this impact, the underlying net subscriber trend across our Telenet footprint would have been better and would have shown a sequential improvement relative to the third quarter on the back of our attractive fixed-term promotions and improved all-in-one converged "WIGO" line-up. We provide further details in the different sections 1.2, 1.3 and 1.5.

Amidst a competitive market backdrop, net subscriber growth for our "WIGO" bundles in Q4 2018 remained fairly robust. All of our "WIGO" bundles include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and a mobile data allowance to be shared among individual family members. In early December, we raised mobile data limits up to triple the volume for all "WIGO" subscriptions, without changing the subscription rates. At December 31, 2018, we reached a total of 399,700 "WIGO" customers, representing an improved net inflow of 21,900 subscribers in the quarter driven by our improved line-up, including higher shared mobile data volumes and attractive fixed-term promotions. As such, the penetration of "WIGO" subscribers relative to the total number of customer relationships represented approximately 19% at the Q4 2018 quarter-end as compared to approximately 14% a year ago.

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ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the full year 2018, we achieved an ARPU per customer relationship of €55.9, representing a modest 2% increase versus the full year 2017. Growth in the ARPU per customer relationship was underpinned by a higher proportion of multiple-play subscribers in our overall customer mix and a larger share of enhanced video customers subscribing to our premium entertainment services, which was partially offset by competitive headwinds, larger bundle discounts and fixed-term promotions. In Q4 2018, the ARPU per customer relationship yielded €57.1, representing a solid 4% increase as compared to the same period last year. The improved trend versus Q3 2018 was largely attributable to the full-quarter impact of the July 2018 price adjustments and a favorable tier mix effect in our broadband internet RGU base.

1.2    Broadband internet

At December 31, 2018, we served 1,657,800 broadband internet subscribers, representing a modest 1% decrease from December 31, 2017. As in the third quarter, our Q4 2018 commercial performance was again impacted by higher churn in the acquired SFR footprint as part of the overall customer migration process, resulting in a net loss of 8,700 RGUs in the quarter as compared to the Q3 2018 quarter-end. Excluding SFR migrations, our broadband internet subscriber base was broadly flat as a result of the continued competitive market backdrop and our inability to successfully install all new broadband internet customers at the Q4 quarter-end. Annualized churn, including higher churn in the acquired Brussels footprint, increased 50 basis points quarter-on-quarter to 14.1% in Q4 2018. Our brand-wide "Go With The Good Flow" campaign, which we launched during the summer of 2018, has been very successful with 340,000 WiFi boosters distributed at the end of 2018. This already represents over one-fifth of our total broadband internet subscriber base in only six months' time.

1.3    Fixed-line telephony

At December 31, 2018, we served 1,256,100 fixed-line telephony subscribers, representing a 4% decrease compared to the same period of last year. Relative to Q3 2018, our fixed-line telephony subscriber base decreased by 19,500 net RGUs, which was driven by higher churn across the SFR Belux subscriber base as mentioned above, in addition to a continued declining market trend. Relative to the prior quarter, our annualized churn increased 120 basis points in Q4 2018 to 16.6% as a result of the factors mentioned above.

1.4    Mobile telephony

Our active mobile subscriber base, which excludes subscribers under our commercial wholesale partnerships and our SME customers, totaled 2,731,000 SIMs at December 31, 2018, including 2,241,600 postpaid subscribers. The remaining 489,400 mobile subscribers are prepaid subscribers under the BASE brand. Against a competitive market backdrop, characterized by temporary price promotions and improved offers launched by our direct competitors, net postpaid subscriber growth decelerated during the year-end quarter. In addition, our net subscriber growth in Q4 2018 was impacted by the removal of 11,000 inactive "BASE postpaid 0" SIM cards. This did not impact our financial results, nor our mobile ARPU. Consequently, we added 8,500 net postpaid subscribers in the quarter, driven by our all-in-one converged "WIGO" bundles and our Telenet Mobile standalone rate plans, partly offset by continued pressure within certain parts of our BASE mobile footprint. In the beginning of 2019, we revamped our mobile standalone offers increasing data specs for both new and existing customers and introducing unlimited mobile data plans under the Telenet and BASE brand.

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1.5    Video

TOTAL VIDEO
Our total basic and enhanced video customer base was 1,939,900 at December 31, 2018. In Q4 2018, we lost 26,300 net video subscribers, impacted by the aforementioned higher churn in the SFR Benelux footprint. The aforementioned net loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint.

ENHANCED VIDEO
At December 31, 2018, 1,738,700 of our video customers had upgraded to our higher ARPU enhanced video services, so they can enjoy a much richer TV experience, including free and unrestricted access to our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. In Q4 2018, we lost 17,800 net enhanced video subscribers, impacted by higher churn in the SFR Benelux footprint as mentioned.

Our subscription VOD packages "Play" and "Play More" had 434,300 customers at December 31, 2018, up 9% compared to the prior year period. The solid growth was driven by our continued investments in promising local content both through co-productions with our co-owned commercial channels "VIER", "VIJF" and "ZES" as well as certain proprietary content. We extended and enlarged in December last year our contract with the American channel HBO. Thanks to the new deal, they will offer the full range of HBO top series as from 2019 onwards. In early October, we launched "Telenet TV", which provides access to all of our basic and premium entertainment offerings on all platforms across multiple devices in the home. Going forward, customers can connect to our television services through Google Chromecast or Apple TV, and we have commenced a friendly user trial for our next-generation cloud-based set-top box platform to be launched in the first half of 2019.

We provide the broadest sports offering within our footprint through "Play Sports", which combines domestic and foreign football, including the UK Premier League amongst others, with other major sport events including golf, ATP tennis, Formula One racing, volleyball, basketball and hockey. At December 31, 2018, we served 232,400 "Play Sports" customers, which remained stable compared to the prior year period, and a slight improvement compared to Q3 2018.

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2    Financial highlights

IMPORTANT REPORTING CHANGES:

Adoption of IFRS 15: As of January 1, 2018, we have adopted IFRS 15 as mentioned in our 2017 Annual Report (see Section 5.2.20 - Forthcoming requirements). IFRS 15 has impacted certain of our previous revenue recognition policies, including the accounting for (i) time-limited discounts and free service periods provided to our customers, (ii) certain up-front fees charged to our customers and (iii) multiple element arrangements. Time limited discounts and free service periods provided to our customers did not result in a material impact upon adoption of IFRS 15. IFRS 15 has also changed the accounting policy for certain upfront costs directly associated with obtaining and fulfilling customer contracts. Under our previous policy, these costs were expensed as incurred unless the costs were in the scope of another accounting topic that allowed for capitalization. Under IFRS 15, the upfront costs that were previously expensed as incurred have been recognized as assets and amortized to other operating expenses over a period that is consistent with the transfer to the customers of the goods or services to which the assets relate. The adjusted policy for certain upfront costs did not result in a material impact upon adoption of IFRS 15. Application of IFRS 15 positively impacted revenue of 2018 related to 2018 handset offers and other hardware devices for an amount of €6.0 million. When taking into account the unwinding in 2018 of the contract assets recognized related to handset offers prior to 2018, the cumulative impact of IFRS 15 on revenues from handset offers amounted to -€3.7 million. With respect to installation and activation fees charged in 2018 to residential customers, the cumulative impact in 2018 of IFRS 15 amounted to -€3.2 million . The total cumulative impact of the aforementioned policy changes in accordance with IFRS 15 thus amounts to -€6.9 million as per December 31, 2018.

Presentation of intercompany-related security revenue: As of January 1, 2018, we changed the way we present revenue earned from our security business across the Liberty Global Group. As of January 1, 2018, we present this revenue on a net basis versus on a gross basis previously. This change did not impact our gross profit or Adjusted EBITDA. For comparability reasons, we have represented our Q4 2017 and FY 2017 revenue with a total impact of €3.3 million and €7.0 million, respectively.

Presentation of accrued capital expenditures: As of January 1, 2018, we changed the way we present our accrued capital expenditures in order to align with our internal capital allocation framework. Going forward, our accrued capital expenditures will be reported across the following buckets: (i) customer premises equipment, (ii) network growth, (iii) product and services and (iv) maintenance and other. We have also represented the prior year quarters. This representation did not affect our total level of accrued capital expenditures.

Purchase price allocation for the SFR Belux acquisition: Our December 31, 2017 statement of financial position has been restated, reflecting the retrospective impact of the purchase price allocation (“PPA”) for the SFR Belux acquisition, which was not yet available at year-end 2017. A step-up on property & equipment of €8.1 million was recorded, while an intangible asset was recognized amounting to €70.5 million, almost entirely consisting of the customer relationships. Together with the deferred tax impact of the above mentioned adjustments (€25.5 million), goodwill was reduced by €53.1 million. The depreciation and amortization expenses, as well as the deferred tax impact related to the period from the acquisition date (June 19, 2017) until December 31, 2017, amounted to €2.3 million and has been reflected in retained earnings of the December 31, 2017 restated statement of financial position.

Presentation of mobile telephony revenue generated by SME customers: As of April 1, 2018, we changed the way we present revenue earned through our mobile SME subscribers. As of April 1, 2018, we present this revenue incremental (incl. interconnect revenue and carriage fees) under business services revenue versus under mobile telephony revenue (subscription and usage revenue) and under other revenue (interconnect revenue and carriage fees) previously. This change did not impact our gross profit and Adjusted EBITDA. For comparable reasons, we have represented our Q1 2017, Q2 2017, Q3 2017, Q4 2017, FY 2017 and Q1 2018 results with a total negative impact on mobile telephony revenue of €6.9 million, €7.4 million, €7.3 million, €6.8 million, €28.5 million, €6.9 million and a total negative impact on other revenue of €1.5 million, €1.5 million, €1.5 million, €1.6 million,  €6.1 million, €1.3 million and a total positive impact on business services revenue of €8.5 million, €8.9 million, €8.8 million, €8.4 million, €34.6 million and €8.2 million, respectively.

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2.1    Revenue

For the full year 2018, we generated revenue of €2,534.8 million, which was up 1% versus €2,521.1 million in the prior year. Our reported revenue movements were predominantly attributable to acquisitions including (i) a full year revenue contribution from SFR Belux as opposed to only a partial contribution to our full-year 2017 revenue since the June 19, 2017 acquisition date and (ii) a seven-month contribution from the local ICT integrator Nextel, which we acquired on May 31, 2018. These acquisitions boosted our revenue by €15.5 million and €32.1 million, respectively, as opposed to last year. Our reported revenue growth was negatively impacted by (i) the sale of our direct subsidiary Ortel to Lycamobile as per March 1, 2017, (ii) the discontinuation of certain fixed legacy products at BASE, (iii) the sale of JIM Mobile and Mobile Vikings to MEDIALAAN and (iv) the impact of the new IFRS 15 accounting framework, which we have adopted as of January 1, 2018.

On a rebased basis, when adjusting our prior year revenue for the aforementioned factors, our full year 2018 revenue decreased modestly by less than 1% compared to 2017 amidst (i) €16.8 million lower handset sales as compared to last year on the back of generally prolonged smartphone replacement cycles in the consumer segment, (ii) continued competitive and regulatory headwinds and (iii) lower usage-related revenue amidst the continued success of our upgraded flat-fee "WIGO" quad-play bundles, including higher mobile data allowances. These headwinds were only partially offset by (i) a substantially larger contribution from our regulated and commercial wholesale businesses, (ii) the favorable impact of the July 2018 price adjustments and (iii) continued growth in the small business segment. Excluding the aforementioned lower handset-related revenue, our underlying rebased revenue trend for the full year 2018 would have been almost flat despite some of the structural challenges mentioned above.

In Q4 2018, our revenue was €642.3 million, which was broadly stable compared to Q4 2017 on a reported basis despite a full quarter revenue contribution from Nextel, which contributed €13.5 million to our consolidated revenue in the quarter. On a rebased basis, our Q4 2018 revenue decreased less than 1% compared to Q4 last year and mainly reflected the same factors as mentioned above. Excluding €7.6 million lower handset-related revenue in the quarter, our overall rebased revenue would have reached an inflection point in the fourth quarter. As in the previous quarter, the trend in our rebased cable subscription revenue continued to improve, which was amongst other factors due to the aforementioned price adjustment.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the full year 2018, our video revenue amounted to €582.4 million (Q4 2018: €146.3 million), which was broadly stable as compared to €581.5 million for the prior year and included the impact from the SFR Belux acquisition as mentioned before. On a rebased basis, our video revenue for the twelve months ended December 31, 2018 decreased just over 2% compared to the prior year as a result of the continued gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services, which was only partially offset by the benefit from the July 2018 price adjustment.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €628.4 million for the full year 2018 (Q4 2018: €160.0 million) and was up 4% compared to €606.8 million for the prior year. On a rebased basis, our broadband internet revenue was up 2% year-on-year driven by (i) continued traction in our "WIGO" propositions, (ii) a robust performance in the small business segment and (iii) the favorable impact from the aforementioned price adjustment, partially offset by an increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the full year 2018, our fixed-line telephony revenue decreased 3% to €232.9 million (Q4 2018: €57.2 million) compared to €239.6 million for the prior year. The favorable impact from the SFR Belux acquisition and the aforementioned price adjustment was more than offset by (i) a continued gradual decline in our residential fixed-line telephony RGU base amidst a challenging market backdrop, (ii) lower usage-related revenue, reflecting an overall

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declining market trend, and (iii) a growing proportion of bundle discounts. The same factors contributed to a 4% decrease in our rebased full year 2018 fixed-line telephony revenue.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnection revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs which are all recorded in other revenue. For the full year 2018, we generated mobile telephony revenue of €459.7 million (Q4 2018: €113.6 million), representing a 10% year-on-year decrease. On a rebased basis, our mobile telephony revenue decreased 5% year-on-year with solid net postpaid subscriber growth being more than offset by (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle on the back of our improved "WIGO" quad-play bundles and revamped BASE product portfolio, (ii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions and (iii) a continued decline in the number of prepaid subscribers, including the impacts of the mandatory prepaid registration as of June 2017.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) mobile telephony revenue generated by our SME customers, (iii) our carrier business and (iv) value-added services such as network hosting and managed data security. Our business services revenue also includes the revenue generated by the local ICT integrator Nextel, which we acquired on May 31, 2018. Revenue generated by our business customers on all coax-related products, such as our flagship bundle "WIGO Business", is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division.

Telenet Business generated revenue of €193.2 million (Q4 2018: €53.0 million) for the full year 2018, up 18% as compared to the prior year. Our reported revenue for the full year 2018 included the aforementioned €32.1 million revenue contribution from Nextel since the May 31, 2018 acquisition date. On a rebased basis, our B2B revenue showed a 3% decline as higher data connectivity and mobile telephony revenue was more than offset by structurally lower fixed-line telephony revenue and lower security revenue as compared to the same period of last year.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers,
(ii) wholesale revenue generated through both our commercial and regulated wholesale businesses, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) product activation and installation fees and (v) set-top box sales revenue. Other revenue reached €438.2 million (Q4 2018: €112.2 million) for the full year 2018, up 4% year-on-year driven by a higher contribution from our regulated and commercial wholesale business, which was partially offset by substantially lower revenue from handset sales and lower interconnection revenue. The same factors drove a 5% year-on-year increase in our rebased other revenue.

2.2    Expenses

For the full year 2018, we incurred total expenses of €1,935.3 million, representing a decrease of 7% compared to the prior year when we incurred total expenses of €2,080.7 million. Our total expenses for the full year 2018 reflected certain inorganic movements as mentioned above (see 2.1. Revenue for more details) as well as a €36.8 million impairment loss on our Luxembourg cable operations, while our FY 2017 total expenses included a €31.3 million non-cash restructuring charge predominantly linked to the accelerated onboarding of our Full MVNO customer base to our own mobile network. Total expenses represented approximately 76% of our revenue for the full year 2018 (FY 2017: approximately 83%). Cost of services provided as a percentage of revenue represented approximately 55% for the full year 2018 (FY 2017: approximately 63%), while selling, general and administrative expenses represented approximately 21% of our total revenue for the full year 2018 (FY 2017: approximately 19%).

On a rebased basis, we succeeded in reducing our total expenses for the full year 2018 by 10% as compared to the prior year. This robust achievement was predominantly driven by a 13% reduction in our direct costs as a result of the accelerated onboarding of our Full MVNO customers to the Telenet network, resulting in substantially lower MVNO-related costs compared to the prior year, and a marked decline in costs related to handset purchases given lower sales volumes. Furthermore, we recorded substantially lower depreciation and amortization charges over the period on a rebased basis, reflecting the good progress achieved on the modernization of both our fixed and mobile infrastructures resulting in a more normalized depreciation rate going forward. And finally, we maintained our tight cost control as demonstrated by

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a 9% decrease in our other indirect expenses and lower outsourced labor and professional services expenses on a rebased basis.

Our total expenses in Q4 2018 totaled €519.8 million, representing a 3% decrease relative to Q4 last year despite the inclusion of Nextel for the full quarter. On a rebased basis, our total expenses decreased 11% year-on-year, largely due to the same drivers as mentioned above.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €192.0 million for the full year 2018 (Q4 2018: €47.5 million) compared to €181.4 million for the full year 2017 and reflected the aforementioned inorganic impacts. On a rebased basis, our network operating expenses increased 5% year-on-year as a result of certain local pylon tax provisions in Q1 2018 in addition to higher license fees. In Q3 2018, we completed the transfer of our network field services to Unit-T, in which we have taken a 30% shareholding. Through this joint venture, we will be able to share in the benefits of the growing market of field services in areas such as new digital technologies and the Internet-of-Things ("IoT"). This transaction results in higher network operating expenses, while at the same time favorably impacting our staff-related expenses as our field engineers and their related costs have been transferred to this new company.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, including our MVNO-related costs, (ii) programming and copyrights and (iii) handset sales and subsidies. For the full year 2018, our direct costs were €505.9 million (Q4 2018: €123.3 million), representing a 14% decrease compared to the prior year despite the aforementioned inorganic impacts. On a rebased basis, our direct costs showed a 13% decrease driven by substantially lower MVNO-related costs and lower costs related to handset sales and subsidies relative to the prior year. The same factors drove a 13% year-on-year decrease in our direct costs in Q4 2018 on a rebased basis.

STAFF-RELATED EXPENSES
Staff-related expenses for the full year 2018 remained broadly stable compared to the prior year despite the aforementioned inorganic impacts and the negative cost impact of the approximately 2% mandatory wage indexation since January last year. On a rebased basis, staff-related expenses for the full year 2018 decreased 7% relative to last year and reflected the aforementioned transfer of our network field services to Unit-T.

SALES AND MARKETING EXPENSES
Relative to last year, our sales and marketing expenses for the full year 2018 decreased €10.0 million, or 10%, to €90.4 million (Q4 2018: €28.8 million). On a rebased basis, our sales and marketing expenses for the full year 2018 decreased 11% compared to the prior year due to timing variances and phasing in some of our marketing campaigns.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €32.2 million for the full year 2018 (Q4 2018: €9.2 million) compared to €43.2 million for the full year 2017, demonstrating our ability to carefully control our overall external spending levels. On a rebased basis, costs related to outsourced labor and professional services decreased 26% driven by a reduction in outsourced labor and generally lower consultancy-related spending.

OTHER INDIRECT EXPENSES
Other indirect expenses reached €137.9 million for the full year 2018 (Q4 2018: €34.2 million), representing a 5% decrease compared to the prior year despite the aforementioned inorganic impacts. On a rebased basis, other indirect expenses decreased 9% year-on-year for the full year 2018, mainly driven by our continued focus on managing our overhead expenses.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND LOSS (GAIN) ON DISPOSAL OF SUBSIDIARIES
Depreciation and amortization, including impairment of long-lived assets, loss (gain) on disposal of subsidiaries and restructuring charges, reached €705.9 million for the full year 2018 compared to €747.1 million for the full year 2017 when we incurred higher depreciation expenses related to the modernization of both fixed and mobile infrastructures and higher restructuring charges as a result of the accelerated onboarding of our Full MVNO customers to our own mobile network. As mentioned above, we incurred a €36.8 million impairment loss on our Luxembourg cable operations in Q4 2018.

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2.3    Net result

FINANCE INCOME AND EXPENSES
For the full year 2018, net finance expense totaled €263.3 million compared to €297.4 million of net finance expense incurred for the full year 2017. Our net finance expense for the full year 2017 was impacted by (i) a €245.5 million non-cash foreign exchange gain on our outstanding USD-denominated debt, (ii) a €243.0 million non-cash loss on our derivatives and (iii) a €76.0 million loss on the extinguishment of debt following the early redemption of certain debt instruments.

For the full year 2018, our finance income was €112.2 million and included a €111.8 million non-cash gain on our derivatives. Compared to the prior year, our finance income decreased 54% as the full year 2017 included the aforementioned non-cash foreign exchange gain. Our net interest expense, foreign exchange loss and other finance expense increased 56% from €224.9 million for the full year 2017 to €350.9 million for the full year 2018 and mainly reflected a €115.2 million non-cash foreign exchange loss on our outstanding USD-denominated debt. Finance expenses for the full year 2018 also included a €24.6 million loss on extinguishment of debt following the refinancing of our EUR and USD-denominated Term Loans.

In Q4 2018, we incurred net finance expenses of €58.7 million as compared to €100.6 million for Q4 2017. Relative to Q4 last year when we incurred a €50.6 million non-cash loss on our derivatives, the fair value of our derivatives now resulted in a non-cash gain of €47.0 million, which was more than offset by the aforementioned non-cash foreign exchange loss on our USD-denominated debt.

REVERSAL OF IMPAIRMENT OF INVESTMENTS IN EQUITY ACCOUNTED INVESTEES
In Q4 2016, we recognized a €31.0 million impairment loss on an investment in an equity accounted investee following the re-assessment of their strategic long-range plan. In Q4 2018, following significant improvements in the performance and projections of the equity accounted investee, we have concluded that the impairment of this investment has decreased. Accordingly, based on a reassessment of the recoverable amount, the impairment was reversed with €22.7 million

GAIN ON DISPOSAL OF ASSETS TO A JOINT VENTURE
For the full year 2018, we recorded a €10.5 million gain on the disposal of assets to a joint venture, favorably impacting our pre-tax profit by the same amount. In Q3 2018, we completed the transfer of our network field services to Unit-T, in which we have taken a 30% shareholding. Through this joint venture, we will be able to share in the benefits of the growing market of field services in areas such as new digital technologies and IoT.

INCOME TAXES
We recorded income tax expense of €118.6 million for the full year 2018 compared to €34.8 million for the full year 2017. In Q4 2018, we recorded income tax expense of €43.0 million compared to €0.3 million for the same period of last year.

NET PROFIT
We realized a net profit of €252.2 million for the full year 2018 compared to a net profit of €111.5 million in the prior year. The 126% increase in our net profit was primarily driven by the 36% increase in our operating profit compared to last year and reflected, amongst other changes, the aforementioned inorganic impacts. Furthermore, our net profit for the full year 2018 was favorably impacted by the aforementioned reversal of impairment of investments in equity accounted investees and the gain on the disposal of assets to a joint venture, partially offset by the impairment loss on our SFR Luxembourg operations. For the full year 2018, we achieved a net profit margin of 9.9% compared to a net profit margin of 4.4% for the full year 2017.

In Q4 2018, our net profit was €45.7 million as compared to €6.4 million in Q4 2017. Relative to Q4 last year when we incurred a €50.6 million non-cash loss on our derivatives, we recorded a €47.0 million non-cash gain on our derivatives in Q4 2018. Our net profit margin reached 7.1% in Q4 2018 as compared to 1.0% for the comparable period in 2017.

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2.4    Adjusted EBITDA

For the full year 2018, we realized Adjusted EBITDA of €1,324.1 million, up 9% compared to the prior year when we produced Adjusted EBITDA of €1,209.9 million. Our Adjusted EBITDA for the full year 2018 included a full twelve-month contribution from SFR Belux compared to the partial post-acquisition period in the prior year results (€9.8 million) and a seven-month contribution of Nextel (€4.5 million since the acquisition date). Our Adjusted EBITDA margin reached 52.2% for the full year 2018 compared to 48.0% for the full year 2017 on a reported basis. On a rebased basis, our Adjusted EBITDA for the full year 2018 grew just over 8% through (i) substantially lower MVNO-related costs, (ii) 9% lower other indirect expenses, reflecting continued tight cost control, (iii) a 26% reduction in costs related to outsourced labor and professional services and (iv) lower staff-related expenses, partially offset by higher network operating costs as mentioned above. On a rebased basis, we succeeded in expanding our underlying Adjusted EBITDA margin by 440 basis points for the whole of 2018 compared to 2017 driven by the disciplined execution of our synergy roadmap and continued tight cost control.

In Q4 2018, our Adjusted EBITDA reached €333.1 million, representing a robust 12% increase compared to the prior year period when our Adjusted EBITDA was €298.7 million. Our Adjusted EBITDA in Q4 2018 included Nextel for the full quarter, which increased our Adjusted EBITDA by €2.5 million in the quarter. On a rebased basis, we achieved a robust 11% increase in our Adjusted EBITDA in the fourth quarter driven by (i) substantially lower direct costs, including lower MVNO-related costs, (ii) overall tight control of our overhead expense and (iii) 15% lower sales and marketing expenses in the quarter as a result of timing variances and phasing in some of our marketing campaigns. In Q4 2018, we achieved an Adjusted EBITDA margin of 51.9%, representing a marked improvement of 570 basis points compared to Q4 2017 on a rebased basis.

Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2018	2017 Restated	Change %	2018	2017 Restated	Change %

Profit for the period	45.7	6.4	614%	252.2	111.5	126%

Income tax expense	43.0	0.3	14,233%	118.6	34.8	241%
Share of the result of equity accounted investees	(2.5)	(3.5)	(29)%	(1.4)	(3.3)	(58)%
Reversal of Impairment of investments in equity accounted investees	(22.7)	—	100%	(22.7)	—	100%
Loss (gain) on disposal of assets to a joint venture	0.3	—	100%	(10.5)	—	100%
Net finance expense	58.7	100.6	(42)%	263.3	297.4	(11)%
Depreciation, amortization, impairment and loss (gain) on disposal of subsidiaries	197.5	184.1	7%	694.3	715.8	(3)%

EBITDA	320.0	287.9	11%	1,293.8	1,156.2	12%

Share based compensation	10.4	9.1	14%	17.5	19.7	(11)%
Operating charges related to acquisitions or divestitures	0.6	0.5	20%	4.4	2.7	63%
Restructuring charges	5.3	1.2	342%	11.6	31.3	(63)%
Post measurement period adjustments related to business acquisitions	(3.2)	—	100%	(3.2)	—	100%

Adjusted EBITDA	333.1	298.7	12%	1,324.1	1,209.9	9%
Adjusted EBITDA margin	51.9%	46.6%		52.2%	48.0%
Net profit margin	7.1%	1.0%		9.9%	4.4%

N.M. - Not Meaningful

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2.5    Capital expenditures

Accrued capital expenditures reached €687.7 million for the full year 2018, representing a 6% decrease versus the prior year when our accrued capital expenditures were impacted by the recognition of the Belgian football broadcasting rights for a period of three seasons. Under EU IFRS, these football broadcasting rights have been capitalized as an intangible asset and will be amortized as the seasons progress. Our accrued capital expenditures for the full year 2018 reflected the extension of the current 2G mobile spectrum license until March 2021 (€33.5 million), which will be paid in annual installments until maturity. Excluding the recognition of the mobile spectrum license and the Belgian football rights in both periods, our accrued capital expenditures increased 4% year-on-year for the full year 2018 driven by (i) continued investments in the upgrade of both our fixed and mobile infrastructures to create a leading converged network for the future, (ii) accelerated investments in our new IT platform with a view to create additional digital capabilities and (iii) the acquisition of the cable network in the Brussels commune Etterbeek in December 2018. For the full year 2018, our accrued capital expenditures represented approximately 27% of our revenue versus approximately 29% for the full year 2017. Excluding the recognition of the mobile spectrum license and and the Belgian football broadcasting rights in both periods, our underlying accrued capital expenditures represented approximately 26% and 25% of our revenue, respectively.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines, amongst others, represented €105.6 million for the full year 2018 (Q4 2018: €19.4 million). The 23% increase compared to the prior year was driven by our successful in-home connectivity campaigns focused on improving the indoor wireless experience for our customers and which includes the rental of WiFi powerline boosters. For the full year 2018, capital expenditures related to customer premises equipment represented approximately 16% of our total accrued capital expenditures (excluding the recognition of the mobile spectrum license).

As in recent quarters, the vast majority of our capital expenditures continue to be geared towards targeted investments in both our fixed and mobile infrastructures, as mentioned above. At December 31, 2018, we had modernized substantially all of our macro sites, had deployed 413 new sites and had upgraded around 94% of our HFC nodes within our footprint. As such, we succeeded in substantially completing the mobile network modernization and expect to be able to complete our "Grote Netwerf" project mid-2019. Accrued capital expenditures for network growth and upgrades amounted to €220.2 million for the full year 2018 (Q4 2018: €66.5 million), marking a 20% decrease compared to the prior year. For the full year 2018, network-related capital expenditures represented approximately 34% of total accrued capital expenditures (excluding the recognition of the mobile spectrum license).

Capital expenditures for product and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €119.2 million for the full year 2018 (Q4 2018: €35.5 million). The 23% ramp-up versus the full year 2017 reflected the start of our IT upgrade program as referenced to above. Capital expenditures for product and services represented approximately 18% of total accrued capital expenditures (excluding the recognition of the mobile spectrum license).

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and certain recurring investments in our IT platform and systems. These reached €242.7 million for the full year 2018 (Q4 2018: €81.6 million), including the aforementioned recognition of the 2G mobile spectrum license, compared to €271.5 million for the full year 2017,which reflected the aforementioned recognition of the Belgian football broadcasting rights.

The above implies that approximately 68% of our accrued capital expenditures (excluding the recognition of the mobile spectrum license) for the full year 2018 were scalable and subscriber growth related. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

In Q4 2018, our accrued capital expenditures totaled €203.0 million, which represented a 4% increase compared to the prior year period. Our accrued capital expenditures in Q4 2018 reflected the acquisition of the cable network in the Brussels commune Etterbeek in December as well as continued spending on the upgrade of our HFC network towards a Gigabit network. As a percentage of revenue, our accrued capital expenditures represented approximately 32% in Q4 2018.

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2.6    Operating Free Cash Flow

For the full year 2018, the sum of our Adjusted EBITDA and accrued capital expenditures, excluding the recognition of football broadcasting rights and mobile spectrum licenses, yielded an Operating Free Cash Flow of €669.9 million. Compared to 2017, our Operating Free Cash Flow improved 15% and was mainly driven by the aforementioned increase in our Adjusted EBITDA. In Q4 2018, our Operating Free Cash Flow reached €130.1 million as compared to €103.6 million for the prior year period, reflecting the same drivers as mentioned above.

Exhibit 2: Reconciliation to Operating Free Cash Flow (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2018	2017	Change %	2018	2017	Change %

Adjusted EBITDA	333.1	298.7	12%	1,324.1	1,209.9	9%

Accrued capital expenditures	(203.0)	(195.1)	4%	(687.7)	(729.2)	(6)%
Recognition of football broadcasting rights	—	—	—%	—	100.6	(100)%
Recognition of mobile spectrum licenses	—	—	—%	33.5	—	100%
Accrued capital expenditures excluding recognition of football broadcasting rights and mobile spectrum licenses	(203.0)	(195.1)	4%	(654.2)	(628.6)	4%

Operating Free Cash Flow	130.1	103.6	26%	669.9	581.3	15%

2.7    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the full year 2018, our operations yielded €1,075.6 million of net cash compared to the €831.6 million we generated during the prior year. The net cash from our operating activities for the full year 2018 included the inorganic impacts from the SFR Belux and Nextel acquisitions as mentioned above. Our net operating cash flow increased 29% year-on-year driven by (i) robust underlying Adjusted EBITDA growth as mentioned above, (ii) €54.7 million lower cash interest expenses and cash derivatives as a result of our recent refinancing transactions, partially offset by a growing proportion of short-term liabilities from our vendor financing platform, (iii) an improved trend in our working capital in the period and (iv) €32.8 million lower cash taxes paid relative to last year. In Q4 2018, we generated €252.8 million of net cash from operating activities, which was up 56% as compared to the prior year quarter, mainly driven by substantially lower cash interest and derivative expenses due to phasing following our December 2017 refinancing.
NET CASH USED IN INVESTING ACTIVITIES
We used €466.4 million of net cash in investing activities for the full year 2018 (Q4 2018: €89.8 million) inclusive of the payment for the May 2018 acquisition of Nextel as compared to €841.0 million for the full year 2017, which included the payment for the June 2017 acquisition of SFR Belux. Relative to the same period of 2017, our cash capital expenditures decreased 16% as a result of our vendor financing program, which we implemented in Q3 2016 and through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the full year 2018, we acquired €293.5 million of assets through capital-related vendor financing arrangements (Q4 2018: €57.0 million), favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
NET CASH USED IN FINANCING ACTIVITIES
The net cash used in financing activities was €560.1 million for the full year 2018 (Q4 2018: €158.6 million) compared to €50.7 million of net cash used in financing activities for the full year 2017. The net cash used in financing activities for the full year 2018 reflected a net €315.1 million increase in our loans and borrowings, including the incremental issuance of both € and USD-denominated Term Loans in August 2018 and scheduled repayments of our short-term vendor financing commitments. In October 2018, we paid €598.9 million of the €600.0 million gross extraordinary dividend to our shareholders, while spending €228.5 million throughout 2018 on share repurchases as part of our €300.0 million Share Repurchase Program 2018bis and our Share Repurchase Program 2018. Finally, we incurred €25.7 million of debt issuance costs related to our March and May 2018 refinancings in addition to the August 2018 debt issuance (See 2.6 Debt profile for more details). The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments.

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ADJUSTED FREE CASH FLOW
For the full year 2018, we generated Adjusted Free Cash Flow of €421.9 million. This represented a 11% increase versus the €381.8 million we generated last year. Our Adjusted Free Cash Flow for the full year 2018 was primarily driven by lower cash capital expenditures due to continued net increases in our vendor financing program and a robust increase in the net cash flow from our operating activities as explained above. These tailwinds were partially offset by substantially higher scheduled repayments of our short-term vendor financing commitments relative to last year when we were facing limited repayments given the start of the program in late 2016. For Q4 2018, our Adjusted Free Cash Flow was €87.6 million, representing a 141% increase compared to the prior year period as a result of robust net cash growth from our operating activities as mentioned above and contribution from our vendor financing program.
2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of December 31, 2018, we carried a total debt balance (including accrued interest) of €5,665.1 million, of which €1,950.2 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from July 2027 through March 2028 and €2,747.0 million principal amount is owed under our 2018 Amended Senior Credit Facility with maturities ranging from August 2026 through December 2027. Our total debt balance at December 31, 2018 also included €358.6 million of short-term debt related to our vendor financing program (including accrued interest) and €23.8 million for the outstanding portion of the 2G and 3G mobile spectrum licenses. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
During the first half of 2018, we refinanced part of our outstanding debt at attractive and improved long-term interest rates, while extending tenor. In March 2018, we used part of our cash and cash equivalents to prepay 10% of Facility AB , of which the lender is Telenet Finance VI Luxembourg S.C.A. (“TFLVI”). TFLVI used the proceeds from the prepayment of 10% of Facility AB to redeem 10% of the original aggregate principal amount of its 4.875% €530.0 million Senior Secured Notes due July 2027.
In March 2018, we issued a USD 300.0 million Term Loan (“Facility AL2”) at par, under which Telenet Financing USD LLC is the borrowing entity. Facility AL2 carried the same characteristics as the initial Facility AL, which was issued on December 1, 2017. In April 2018, Telenet Financing USD LLC borrowed the full USD 300.0 million under Facility AL2 and on-lent the net proceeds of this issuance to Telenet International Finance S.à r.l., which used such proceeds, together with existing cash, to prepay Facility V, of which the lender is Telenet Finance V Luxembourg S.C.A. (“TFLV”). TFLV used the proceeds from the prepayment of Facility V to redeem in full its 6.75% €250.0 million Senior Secured Notes due August 2024.
In May 2018, we issued a new €730.0 million Term Loan facility (“Facility AO”), under which Telenet International Finance S.à r.l. is the borrowing entity. Facility AO carries a reduced margin of 2.50% over EURIBOR with a 0% floor, matures on December 15, 2027 and was issued at 99.875%. Through Telenet Financing USD LLC, Telenet issued a new USD 1.6 billion Term Loan facility (“Facility AN”) with a modestly improved maturity of August 15, 2026. Facility AN carries a reduced margin of 2.25% over LIBOR with a 0% floor and was issued at 99.875%. We used the net proceeds from these new facilities in June 2018 to entirely prepay the following credit facilities under the 2017 Amended Senior Credit Facility: (i) Facility AM (€730.0 million due December 2027, EURIBOR +2.75%, 0% floor); and (ii) Facility AL (USD 1.6 billion due March 2026, LIBOR + 2.50%, 0% floor).
In August 2018, we successfully issued and priced an additional USD 475.0 million Term Loan (“Facility AN2”) and an additional €205.0 million Term Loan (“Facility AO2”). Facility AN2, under which Telenet Financing USD LLC is the borrowing entity, carries the same characteristics as the initial Facility AN, which was issued on May 24, 2018. As such, Facility AN2 carries (i) a margin of 2.25% over LIBOR, (ii) a 0% LIBOR floor and (iii) a maturity of August 15, 2026. Facility AN2 was issued at 98.5%. Facility AO2, under which Telenet International Finance S.à r.l. is the borrowing entity, carries the same characteristics as the initial Facility AO, which was issued on May 25, 2018. As such, Facility AO2 carries (i) a margin of 2.50% over EURIBOR, (ii) a 0% EURIBOR floor and (iii) a maturity of December 15, 2027. Facility AO2 was issued at 98.0%. The net proceeds of these two issuances, together with excess cash and cash equivalents, have been used in early October to pay €598.9 million of the €600.0 million gross extraordinary gross dividend.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2018	17

Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to August 2026 with a weighted average maturity of 8.5 years at December 31, 2018. In addition, we also had full access to €445.0 million of undrawn commitments under our revolving credit facilities at December 31, 2018, with certain availabilities up to June 2023.
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at December 31, 2018.
Exhibit 3: Debt maturity table as of December 31, 2018

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2018
	(€ in millions)
2018 Amended Senior Credit Facility
Term Loan AN	1,812.0	1,812.0	—	August 15, 2026	Floating | 6-month LIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Term Loan AO	935.0	935.0	—	December 15, 2027	Floating | 6-month EURIBOR (0% floor) + 2.50%	Semi-annual (Jan. and July)
Revolving Credit Facility (Facility AG)	400.0	—	400.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Monthly

Senior Secured Fixed Rate Notes
€530 million Senior Secured Notes due 2027 (Facility AB)	477.0	477.0	—	July 15, 2027	Fixed | 4.875%	Semi-annual (Jan. and July)
€600 million Senior Secured Notes due 2028 (Facility AK)	600.0	600.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	873.2	873.2	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2021	Floating | 1-month EURIBOR (0% floor) + 2.00%	Monthly
Overdraft Facility	25.0	—	25.0	December 31, 2019	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Total notional amount	5,142.2	4,697.2	445.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At December 31, 2018, we held €88.2 million of cash and cash equivalents compared to €39.1 million at December 31, 2017. To minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions. Relative to September 30, 2018, our cash balance remained broadly stable as the solid increase in our net cash from operating activities was only partly offset by continued share repurchases under our €300.0 million Share Repurchase Program 2018bis. At December 31, 2018, we had repurchased just over 4.4 million shares under this program for an aggregate amount of €199.0 million. Consequently, around two-thirds of this program was effectively executed by the end of Q4 2018. In addition to our available cash balance, we also had access to €445.0 million of available commitments under our 2018 Amended Senior Credit Facility and our other revolving credit facilities at December 31, 2018, subject to compliance with the covenants mentioned below.

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NET LEVERAGE RATIO
At the December 2018 Capital Markets Day, we reconfirmed our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized EBITDA ("net total leverage"). In absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intend to stay around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. At December 31, 2018, our net total leverage ratio reached 4.1x versus 3.6x at September 30, 2018. The anticipated step-up in our net leverage ratio was fully attributable to the €598.9 million we paid out of the €600.0 million gross extraordinary dividend to our shareholders in early October 2018. In addition, we spent €87.3 million on share repurchases in Q4 2018 as part of the aforementioned €300.0 million Share Repurchase Program 2018bis. On a pro forma basis, reflecting the impact of the new IFRS 16 lease accounting standard, applicable as of early January 2019, our net total leverage would have remained broadly unchanged at 4.1x.
Our net covenant leverage, as calculated under the 2018 Amended Senior Credit Facility and which includes certain unrealized M&A-related cost synergies and excludes both lease-related liabilities and vendor financing-related short-term liabilities, reached 3.4x at December 31, 2018 (September 30, 2018: 2.9x) and mainly reflected the same impacts as mentioned above. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage.

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3    Outlook and other information

3.1    Outlook

Over the past three years, Telenet has proven its ability to convert a stable and well-balanced top line into robust Adjusted EBITDA and Adjusted Free Cash Flow growth. Having delivered robust financial growth in 2018 on the back of accelerated MVNO-related synergies and tight cost control, we were also able to deliver against our 2015-2018 plan with a rebased Adjusted EBITDA growth of just over 6%, which is around the mid-point of what we guided for back in April 2016 during our previous Capital Markets Day.

As announced at the December 2018 Capital Markets Day, we aim to deliver sustainable profitable growth over the 2018-2021 period, targeting a healthy Operating Free Cash Flow CAGR(a) of 6.5 to 8.0% over the next three years (excluding the recognition of football broadcasting rights and mobile spectrum licenses, and excluding the impact of IFRS 16 on our accrued capital expenditures). Having achieved robust financial growth in 2018, we need to overcome certain challenges and headwinds in 2019. Both our top line and Adjusted EBITDA performance in 2019 will be impacted by (i) the loss of the MEDIALAAN MVNO contract, (ii) continued regulatory headwinds, which we expect to abate as of next year, (iii) the full achievement of BASE-related synergies by end-2018 and (iv) higher commercial costs to reignite growth in 2020 and 2021.

We anticipate our rebased revenue CAGR to remain stable over the 2018-2021 period despite an estimated top line contraction in 2019, implying an improved trend in 2020 and 2021. In addition to the aforementioned trends, our 2019 revenue performance will be impacted by changing consumer trends and a continued competitive market environment, putting pressure on certain aspects of our revenue such as our out-of-bundle revenue, amongst other factors. As such, we expect a revenue decrease of around 2.5% year-on-year on a rebased basis in 2019. Excluding the lower contribution from our MVNO business, our anticipated revenue performance in 2019 would have been broadly stable on a rebased basis.

In 2018, we managed to convert a modest declining rebased top line into robust rebased Adjusted EBITDA growth driven by a double-digit decline in our direct costs from substantially lower MVNO-related costs and a high single-digit decrease in our other indirect expenses. While we anticipate certain parts of our cost base to continue to show a declining trend thanks to our continued focus on generating operating leverage and increased digitalization in our core processes, we deliberately plan to invest to seed future growth. Against the backdrop of a declining top line and the achievement of substantially all MVNO-related synergies as part of the BASE acquisition in 2018, we anticipate our Adjusted EBITDA(b) to contract between 1 and 2% year-on-year in 2019 on a rebased basis. Excluding the lower contribution from our MVNO business, our anticipated Adjusted EBITDA performance in 2019 would have been broadly stable on a rebased basis.

As mentioned before, 2018 represented the peak in our investment cycle given the continued upgrade of both our fixed and mobile infrastructure. Relative to 2018, when the underlying accrued capital expenditures to revenue ratio (excluding the recognition of the 2G mobile spectrum license) reached around 26%, we anticipate our accrued capital expenditures (excluding the recognition of football broadcasting rights and mobile spectrum licenses, and excluding the impact of IFRS 16) to substantially decrease in 2019. Hence, we target robust Operating Free Cash Flow(a) growth of 16-18%(c) year-on-year in 2019.

Relative to €421.9 million of Adjusted Free Cash Flow, which we generated in 2018, we anticipate our 2019 Adjusted Free Cash Flow performance to be impacted by (i) a substantially lower contribution from our vendor financing platform as we aim to stabilize our platform relative to a €93.7 million net positive contribution in 2018, (ii) a negative working capital impact from the reduced capital intensity, (iii) higher cash taxes given our higher pre-tax profitability and (v) higher cash interest expenses relative to 2018 as a result of last year's extraordinary dividend and as 2018 was impacted by phasing of our cash interest and derivative payments. For 2019, we anticipate Adjusted Free Cash Flow(d) between €380.0 and €400.0 million.

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Exhibit 4: Outlook FY 2019

Outlook FY 2019	As presented on February 14, 2019
Revenue decline (rebased)	Around 2.5% (FY 2018 rebased: €2,556.4 million)
Adjusted EBITDA decline(b) (rebased)	Between 1% - 2% (FY 2018 rebased: €1,368.4 million, including IFRS 16 impact)
Operating Free Cash Flow growth (rebased)(a)	Between 16-18%(c) (FY 2018 rebased: €712.6 million)
Adjusted Free Cash Flow(d)	€380.0 - 400.0 million(e)
(a) A reconciliation of our Operating Free Cash Flow CAGR over the 2018-2021 period to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted EBITDA guidance for 2019 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(c) Excluding the recognition of football broadcasting rights and mobile spectrum licenses and excluding the impact from IFRS 16 on our accrued capital expenditures.
(d) A reconciliation of our Adjusted Free Cash Flow guidance for 2019 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(e) Assuming certain payments are made on our current 2G and 3G mobile spectrum licenses in Q4 2019 and the tax payment on our 2018 tax return will not occur until early 2020.

3.2    Subsequent events

There were no significant events subsequent to December 31, 2018 that would require adjustment to or disclosure in the financial information included in this press release.

3.3    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises, represented by Filip De Bock, has confirmed that the audit procedures, which have been substantially completed, have not revealed any material misstatement in the accounting information included in the in the annual announcement of Telenet Group Holding NV.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2018	21

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended December 31,	2018	2017	Change %

Total Services - Combined Network

Homes passed (13)	3,350,700	3,317,100	1%

Video
Basic video (6)	201,200	244,700	(18)%
Enhanced video (7)	1,738,700	1,786,600	(3)%
Total video	1,939,900	2,031,300	(4)%

Internet
Residential broadband internet	1,476,200	1,512,200	(2)%
Business broadband internet	181,600	161,900	12%
Total broadband internet (8)	1,657,800	1,674,100	(1)%

Fixed-line telephony
Residential fixed-line telephony	1,141,700	1,197,200	(5)%
Business fixed-line telephony	114,400	105,400	9%
Total fixed-line telephony (9)	1,256,100	1,302,600	(4)%

Total RGUs (14)	4,853,800	5,008,000	(3)%

Churn (15)

Video	13.6%	9.4%
Broadband internet	14.1%	9.4%
Fixed-line telephony	16.6%	10.5%

Customer relationship information

Triple-play customers	1,145,800	1,185,200	(3)%
Total customer relationships (11)	2,115,000	2,190,400	(3)%
Services per customer relationship (11)	2.29	2.29	—%
ARPU per customer relationship (in € / month) (11) (12)	57.1	55.1	4%

As of and for the three months ended December 31,	2018	2017	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,241,600	2,155,400	4%
Prepaid subscribers	489,400	515,200	(5)%
Total mobile subscribers (10)	2,731,000	2,670,600	2%

Presentation of mobile telephony small and medium-sized ("SME") customers: As of April 1, 2018, mobile telephony SME subscribers are considered to be business customers. Therefore, as of April 1, 2018, they are no longer included in our mobile telephony subscriber count. For comparable reasons, we have restated our Q1 2017, Q2 2017, Q3 2017, Q4 2017 and Q1 2018 mobile telephony subscriber base by taking out 139,100, 137,000, 134,500, 133,200 and 127,300 mobile telephony SME subscribers, respectively.

Representation of cable RGUs: We have represented the December 31, 2017, the March 31, 2018 and the June 30, 2018 RGUs for our video, enhanced video, broadband internet and fixed-line telephony services to correctly reflect the migrations of former SFR Belux subscribers to our Telenet-branded products and services. For comparable reasons, we have restated our Q4 2017, Q1 2018 and Q2 2018 subscriber count.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2018	22

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated financial statements

5.1	EU IFRS condensed consolidated statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2018	2017 Restated	Change %	2018		2017 Restated	Change %
Profit for the period
Revenue

Revenue	642.3	640.5	—%	2,534.8		2,521.1	1%

Expenses

Cost of services provided	(342.5)	(400.9)	(15%)	(1,400.5)		(1,589.7)	(12%)

Gross profit	299.8	239.6	25%	1,134.3		931.4	22%

Selling, general & administrative expenses	(177.3)	(135.8)	31%	(534.8)		(491.0)	9%

Operating profit	122.5	103.8	18%	599.5		440.4	36%

Finance income	47.1	36.2	30%	112.2		246.5	(54%)
Net interest income and foreign exchange gain	0.1	36.2	(100%)	0.4		246.5	(100%)
Net gain on derivative financial instruments	47.0	—	100%	111.8		—	100%
Finance expenses	(105.8)	(136.8)	(23%)	(375.5)		(543.9)	(31%)
Net interest expense, foreign exchange loss and other finance expenses	(105.8)	(56.9)	86%	(350.9)		(224.9)	56%
Net loss on derivative financial instruments	—	(50.6)	(100%)	—		(243.0)	(100%)
Loss on extinguishment of debt	—	(29.3)	(100%)	(24.6)		(76.0)	(68%)
Net finance expense	(58.7)	(100.6)	(42%)	(263.3)		(297.4)	(11%)
Share of the result of equity accounted investees	2.5	3.5	(29%)	1.4		3.3	(58%)
Reversal of impairment of investments in equity accounted investees	22.7	—	100%	22.7		—	100%
Gain on disposal of assets related to a joint venture	(0.3)	—	100%	10.5		—	100%

Profit before income tax	88.7	6.7	1,224%	370.8		146.3	153%

Income tax expense	(43.0)	(0.3)	14,233%	(118.6)		(34.8)	241%

Profit for the period	45.7	6.4	614%	252.2		111.5	126%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—	1.2	(100%)	(4.9)		1.2	N.M.
Deferred tax	(0.1)	—	100%	1.9		—	100%
Other comprehensive income for the period, net of income tax	(0.1)	1.2	N.M.	(3.0)		1.2	N.M.

Total comprehensive income for the period	45.6	7.6	500%	249.2		112.7	121%

Profit attributable to:	45.7	6.4	614%	252.2	0.000001	111.5	126%
Owners of the Company	45.9	6.4	617%	253.4		109.9	131%
Non-controlling interests	(0.2)	—	100%	(1.2)		1.6	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2018	23

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2018	2017 Restated	Change %	2018	2017 Restated	Change %
Total comprehensive income for the period, attributable to:	45.6	7.6	500%	249.2	112.7	121%
Owners of the Company	45.8	7.6	503%	250.4	111.1	125%
Non-controlling interests	(0.2)	—	100%	(1.2)	1.6	N.M.

Weighted average shares outstanding	111,468,310	115,345,715		114,022,603	115,424,079
Basic earnings per share	0.41	0.06	583%	2.22	0.95	134%
Diluted earnings per share	0.41	0.06	583%	2.22	0.95	134%

Revenue by Nature

Subscription revenue:
Video	146.3	149.2	(2%)	582.4	581.5	—%
Broadband internet	160.0	153.7	4%	628.4	606.8	4%
Fixed-line telephony	57.2	59.7	(4%)	232.9	239.6	(3%)
Cable subscription revenue	363.5	362.6	—%	1,443.7	1,427.9	1%
Mobile telephony	113.6	122.3	(7%)	459.7	508.4	(10%)
Total subscription revenue	477.1	484.9	(2%)	1,903.4	1,936.3	(2%)
Business services	53.0	41.2	29%	193.2	163.2	18%
Other	112.2	114.4	(2%)	438.2	421.6	4%
Total Revenue	642.3	640.5	—%	2,534.8	2,521.1	1%

Expenses by Nature

Network operating expenses	(47.5)	(45.6)	4%	(192.0)	(181.4)	6%
Direct costs (programming, copyrights, interconnect and other)	(123.3)	(142.5)	(13%)	(505.9)	(586.0)	(14%)
Staff-related expenses	(66.2)	(68.7)	(4%)	(252.3)	(255.0)	(1%)
Sales and marketing expenses	(28.8)	(33.7)	(15%)	(90.4)	(100.4)	(10%)
Outsourced labor and Professional services	(9.2)	(12.5)	(26%)	(32.2)	(43.2)	(25%)
Other indirect expenses	(34.2)	(38.8)	(12%)	(137.9)	(145.2)	(5%)
Restructuring charges	(5.3)	(1.2)	342%	(11.6)	(31.3)	(63%)
Post measurement period adjustments related to business acquisitions	3.2	—	100%	3.2	—	100%
Operating charges related to acquisitions or divestitures	(0.6)	(0.5)	20%	(4.4)	(2.7)	63%
Share-based payments granted to directors and employees	(10.4)	(9.1)	14%	(17.5)	(19.7)	(11%)
Depreciation	(95.7)	(124.3)	(23%)	(406.2)	(475.3)	(15%)
Amortization	(44.8)	(47.3)	(5%)	(181.9)	(182.8)	—%
Amortization of broadcasting rights	(20.3)	(19.8)	3%	(69.9)	(65.1)	7%
Impairment of long-lived assets - Intangible assets and goodwill	(36.7)	3.0	N.M.	(36.7)	3.0	N.M.
Gain on disposal of subsidiaries	1.0	1.3	(23%)	3.0	4.4	(32%)
Impairment of long-lived assets - Property and equipment	(1.0)	3.0	N.M.	(2.6)	—	100%

Total Expenses	(519.8)	(536.7)	(3%)	(1,935.3)	(2,080.7)	(7%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2018	24

5.2    EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2018	2017 Restated	Change %	2018	2017 Restated	Change %

Cash flows from operating activities
Profit for the period	45.7	6.4	614%	252.2	111.5	126%
Depreciation, amortization, impairment and restructuring charges	204.0	188.9	8%	706.0	747.1	(6%)
Working capital changes and other non cash items	(66.4)	(64.0)	4%	25.7	(14.7)	N.M.
Income tax expense	42.9	(3.3)	(1,400%)	118.6	34.8	241%
Net interest expense, foreign exchange loss and other finance expenses	105.7	20.7	411%	350.5	(21.6)	N.M.
Net loss (gain) on derivative financial instruments	(47.0)	50.6	N.M.	(111.8)	243.0	N.M.
Loss on extinguishment of debt	—	29.3	(100%)	24.6	76.0	(68%)
Reversal impairment of investments in equity accounted investees	(22.7)	—	100%	(22.7)	—	100%
Loss (gain) on disposal of assets related to a joint venture	0.3	—	100%	(10.5)	—	100%
Cash interest expenses and cash derivatives	(9.1)	(44.9)	(80%)	(153.5)	(208.2)	(26%)
Income taxes paid	(0.6)	(21.9)	(97%)	(103.5)	(136.3)	(24%)

Net cash from operating activities	252.8	161.8	56%	1,075.6	831.6	29%

Cash flows from investing activities
Purchases of property and equipment	(42.8)	(58.9)	(27%)	(245.8)	(294.9)	(17%)
Purchases of intangibles	(46.5)	(71.7)	(35%)	(157.9)	(185.0)	(15%)
Acquisitions of other investments	—	(0.6)	(100%)	—	(2.6)	(100%)
Acquisitions of and loans to equity accounted investees	(2.1)	—	100%	(2.8)	—	100%
Acquisition of subsidiaries, net of cash acquired	(1.0)	21.9	N.M.	(62.5)	(367.4)	(83%)
Proceeds from sale of property and equipment	2.6	5.8	(55%)	2.6	8.9	(71%)
Purchase of broadcasting rights for resale purposes	—	(2.5)	(100%)	—	(5.2)	(100%)
Proceeds from the sale of broadcasting rights for resale purposes	—	2.5	(100%)	—	5.2	(100%)

Net cash used in investing activities	(89.8)	(103.5)	(13%)	(466.4)	(841.0)	(45%)

Cash flows from financing activities
Repayments of loans and borrowings	(124.6)	(81.6)	53%	(694.4)	(999.1)	(30%)
Proceeds from loans and borrowings	658.2	44.7	1,372%	1,009.5	1,055.0	(4%)
Repurchase of own shares	(87.3)	(6.6)	1,223%	(228.5)	(61.6)	271%
Sale of own shares	5.8	3.8	53%	18.6	29.9	(38%)
Payments related to capital reductions and dividends	(598.9)	—	100%	(598.9)	—	100%
Payments for early termination of loans and borrowings	—	—	—%	—	(19.1)	(100%)
Payments for debt issuance costs	(2.3)	(16.0)	(86%)	(25.7)	(34.3)	(25%)
Other financing activities (incl. finance leases)	(9.5)	(0.5)	1,800%	(40.7)	(21.5)	89%

Net cash used in financing activities	(158.6)	(56.2)	182%	(560.1)	(50.7)	1,005%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	83.8	37.0	126%	39.1	99.2	(61%)
Cash at end of period	88.2	39.1	126%	88.2	39.1	126%

Net cash generated (used)	4.4	2.1	110%	49.1	(60.1)	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2018	25

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2018	2017 Restated	Change %	2018	2017 Restated	Change %

Adjusted Free Cash Flow
Net cash from operating activities	252.8	161.8	56%	1,075.6	831.6	29%
Cash payments for direct acquisition and divestiture costs	0.8	3.1	(74%)	3.9	3.4	15%
Expenses financed by an intermediary	53.9	44.7	21%	158.7	107.7	47%
Purchases of property and equipment	(42.8)	(58.9)	(27%)	(245.8)	(294.9)	(17%)
Purchases of intangibles	(46.5)	(71.7)	(35%)	(157.9)	(185.0)	(15%)
Principal payments on amounts financed by vendors and intermediaries	(123.2)	(37.1)	232%	(384.5)	(61.1)	529%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(1.1)	(0.5)	120%	(5.7)	(1.8)	217%
Principal payments on post acquisition additions to network leases	(6.3)	(5.0)	26%	(22.4)	(18.1)	24%

Adjusted Free Cash Flow	87.6	36.4	141%	421.9	381.8	11%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2018	26

5.3    EU IFRS condensed consolidated statement of financial position
(unaudited)

(€ in millions)	December 31,	December 31,	Change
	2018	2017 Restated

ASSETS
Non-current Assets:
Property and equipment	2,237.5	2,149.6	87.9
Goodwill	1,830.2	1,796.0	34.2
Other intangible assets	729.9	778.4	(48.5)
Deferred tax assets	247.1	236.6	10.5
Investments in and loans to equity accounted investees	67.3	31.0	36.3
Other investments	5.0	4.1	0.9
Derivative financial instruments	6.0	7.8	(1.8)
Trade receivables	0.9	2.9	(2.0)
Other assets	13.5	10.7	2.8
Total non-current assets	5,137.4	5,017.1	120.3

Current Assets:
Inventories	28.0	21.5	6.5
Trade receivables	201.9	214.9	(13.0)
Other current assets	138.2	136.5	1.7
Cash and cash equivalents	88.2	39.1	49.1
Derivative financial instruments	62.8	41.6	21.2
Total current assets	519.1	453.6	65.5

TOTAL ASSETS	5,656.5	5,470.7	185.8

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	799.9	987.0	(187.1)
Retained loss	(2,444.6)	(2,101.9)	(342.7)
Remeasurements	(16.5)	(13.5)	(3.0)
Total equity attributable to owners of the Company	(1,648.4)	(1,115.6)	(532.8)
Non-controlling interests	22.9	21.9	1.0
Total equity	(1,625.5)	(1,093.7)	(531.8)

Non-current Liabilities:
Loans and borrowings	5,161.0	4,462.2	698.8
Derivative financial instruments	211.3	311.3	(100.0)
Deferred revenue	1.6	1.1	0.5
Deferred tax liabilities	156.2	151.7	4.5
Other liabilities	75.7	123.9	(48.2)
Total non-current liabilities	5,605.8	5,050.2	555.6

Current Liabilities:
Loans and borrowings	504.1	361.7	142.4
Trade payables	184.7	150.0	34.7
Accrued expenses and other current liabilities	542.1	616.7	(74.6)
Deferred revenue	97.5	102.3	(4.8)
Derivative financial instruments	64.3	21.8	42.5
Current tax liability	283.5	261.7	21.8
Total current liabilities	1,676.2	1,514.2	162.0

Total liabilities	7,282.0	6,564.4	717.6

TOTAL EQUITY AND LIABILITIES	5,656.5	5,470.7	185.8

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2018	27

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three months and twelve months ended December 31, 2018, we have adjusted our historical revenue and Adjusted EBITDA to (i) include the pre-acquisition revenue and Adjusted EBITDA of SFR Belux (fully consolidated since June 19, 2017) in our rebased amounts for the twelve months ended December 31, 2017 to the same extent that the revenue and Adjusted EBITDA of such entity is included in our results for the twelve months ended December 31, 2018, (ii) include the pre-acquisition revenue and Adjusted EBITDA of Nextel (fully consolidated since May 31, 2018) in our rebased amounts for the three months and twelve months ended December 31, 2017 to the same extent that the revenue and Adjusted EBITDA of such entity is included in our results for the three months and twelve months ended December 31, 2018 and (iii) exclude the revenue and Adjusted EBITDA of the disposals of certain legacy fixed-line products at BASE and Ortel made during Q1 2017 to the same extent that the revenue and Adjusted EBITDA of these disposed business is excluded from our results for the twelve months ended December 31, 2018, (iv) exclude the revenue and Adjusted EBITDA of the disposals of JIM Mobile and Mobile Viking during Q1 2017 to the same extent that the revenue and Adjusted EBITDA of these disposed business is excluded from our results for the twelve months ended December 31, 2018 and (v) give effect to the new IFRS 15 framework as if it had been implemented on January 1, 2017. We have reflected the revenue and Adjusted EBITDA of SFR Belux and Nextel in our 2017 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, post measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 13.

(3)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(4)
Operating Free Cash Flow (“OFCF”) is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights and mobile spectrum licenses.

(5)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2018	28

(9)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(10)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16)
Telenet's ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17)
Net total leverage is defined as the sum of all of the Company's short-term and long-term liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized EBITDA.

(18)
Net covenant leverage is calculated as per the 2017 Amended Senior Credit Facility definition, using Net Total Debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities and (v) any vendor financing-related liabilities, divided by last two quarters’ Consolidated Annualized EBITDA including certain unrealized cost synergies related to the BASE and SFR Belux acquisitions.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on February 14, 2019 at 1:30pm CET, For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 699
	Dennis Dendas	dennis.dendas@telenetgroup.be	Phone: +32 15 332 142
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2018	29

brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - the world's largest international TV and broadband company, investing, innovating and empowering people in more than 10 countries across Europe to make the most of the digital revolution – owns a direct stake of 56.4% in Telenet Group Holding SA/NV (excluding any treasury shares held by the latter from time to time).

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2017 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the year ended December 31, 2018 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisitions of BASE, Coditel Brabant SPRL, Coditel S.à r.l. and Nextel on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2018 have been prepared in accordance with EU IFRS unless otherwise stated and will be made available on the Company’s website on March 22, 2019.

Non-GAAP measures –Adjusted EBITDA, Operating Free Cash Flow and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on February 14, 2019 at 7:00am CET